Exhibit 21

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	% of Ownership
China Safetech Holdings Limited	BVI	100%
China Security & Surveillance Technology (HK) Ltd.	Hong Kong	100%
Chain Star Investments Limited	Hong Kong	100%
Link Billion Investment Limited	Hong Kong	100%
Allied Rich Limited	Hong Kong	100%
Ocean Pacific Technology Limited	Hong Kong	100%
Kit Grant Limited	Hong Kong	100%
Sincere On Limited	Hong Kong	100%
Sharp Eagle(HK) Limited	Hong Kong	100%
Long Top Limited	Hong Kong	100%
Huge Long Limited	Hong Kong	100%
DIT Industry (H.K.) Limited	Hong Kong	100%
Multiwin International Holdings Limited	Hong Kong	100%
China Security & Surveillance Technology (PRC), Inc.	PRC	100%
China Security & Surveillance Distribution (PRC), Inc	PRC	100%
China Security & Surveillance Manufacturing (PRC), Inc.	PRC	100%
China Security & Surveillance Services (PRC), Inc.	PRC	100%
Golden Group Corporation (Shenzhen) Limited	PRC	100%
Shanghai Cheng Feng Digital Technology Co. Ltd.	PRC	100%
Shenzhen Coson Electronic Co. Ltd.	PRC	100%
Shenzhen Hongtianzhi Electronics Co., Ltd.	PRC	100%
HiEasy Electronic Technology Development Co., Ltd	PRC	100%
Changzhou Minking Electronics Co., Ltd.	PRC	100%
Hangzhou Tsingvision Intelligence System Co., Ltd.	PRC	100%
Guangdong Stonesonic Digital Technique Co., Ltd.	PRC	100%
Shenzhen Longhorn Security Technology Co., Ltd.	PRC	100%
Beijing Aurine Divine Land Technology Co., Ltd.	PRC	100%
Shenzhen Jin Lin Technology Co., Ltd.	PRC	100%
Shenzhen Wandaiheng Industry Limited	PRC	100%